EXHIBIT 99.2

ANSYS, INC. SECOND QUARTER 2015

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

August 5, 2015

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q2 and YTD 2015 results in advance of our quarterly conference call. As previously announced, the conference call will begin today, August 5, 2015, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts. The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10069342. A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10069342.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 and YTD 2015 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER AND YTD 2015 OVERVIEW

Q2 2015 was a solid quarter with revenues in the upper end of the guidance range, and earnings above the high end of the range. We reported consolidated non-GAAP revenue of $235.9 million, an increase of 9% in constant currency (1% in reported currency). We also achieved non-GAAP EPS of $0.85 in the second quarter, $0.03 above the high end of our expectations. Our second quarter results were driven by 11% growth in North America, 10% in Asia-Pacific and 7% in Europe, all in constant currency. During Q2, we released ANSYS® 16.1 and ANSYS® Enterprise Cloud™, making it possible for customers to deploy consistent enterprise-specific simulation workflows and data to more engineers, regardless of geographic location or business unit.

The following are notable comments and events related to Q2 2015:

•	Our perpetual and lease license revenues grew 9% and 6%, respectively, in constant currency, while our maintenance revenue grew 13% in constant currency. Both lease licenses and maintenance contributed to our recurring revenue base continuing to remain strong at 71% of revenue for the quarter. There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to $474.0 million at June 30, 2015, as well as the overall sales pipeline for Q3 2015 and beyond.

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•	During Q2 2015, we had 18 customers with orders in excess of $1 million. In Q2 of 2014, we had 20 customers with orders in excess of $1 million. The comparative change in the number of large deals in Q2 2015 is attributable to a combination of factors, including multi-year deals that closed in Q2 of 2014 that are not scheduled to renew until future years, or deals that are currently in the sales pipeline to be closed in the second half of 2015.

•	The non-GAAP operating margin for the second quarter was 47.1%, beyond the 45% - 46% projected margin, as a result of the costs of the organizational changes that we previously announced being at the lower end of the expected range, and ongoing spending discipline.

•	Total headcount on June 30, 2015 was approximately 2,750. This represents a net increase of approximately 55 FTE’s as compared to June 30, 2014.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of revenue for both Q2 and YTD.

•	During the second quarter, we repurchased 36,200 shares at an average price of $85.32 per share.

During the first six months, we repurchased 1.54 million shares at an average price per share of $83.42. We have 4.4 million shares remaining in the authorized share repurchase pool as of June 30, 2015.

•	On May 7, 2015, ANSYS launched ANSYS® 16.1 and ANSYS® Enterprise Cloud™. The new solution, running on Amazon Web Services (AWS), simplifies and accelerates the transition to cloud-based simulation by providing a turnkey platform for end-to-end simulation that can be deployed within days – minimizing risk while boosting productivity. Customers who adopt the ANSYS Enterprise Cloud can scale their simulation capacity – including infrastructure and software assets – on demand, in response to changing business requirements, optimizing efficiency and cost while responding to the growing demand for wider use of the technology. The ANSYS Enterprise Cloud has been carefully architected to remove previous barriers to adoption of cloud computing for engineering simulation. Delivered in a single-tenant environment that secures customer data, the solution supports 3-D interactive graphics workloads and auto-scaling high-performance computing (HPC), so large data streams do not need to be transmitted between end users and the cloud datacenter. With the ANSYS Enterprise Cloud, more engineers can access the software and hardware tools they need, enabling broader adoption of simulation technologies and helping organizations stay competitive while focusing on their core competencies.

In addition to the cloud offering, ANSYS 16.1 delivers significant advancements, whereby instead of taking a design and using simulation to determine how long it will last or when it will break, the ANSYS Adjoint Solver can now be used for simulations with up to 50 million or more mesh elements. When an engineer wants to derive optimum performance – the adjoint solver will automatically determine the optimum geometry to achieve the performance requested, eliminating the need for users to tweak parameters in the course of the simulation.

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Genetic aggregation, in ANSYS DesignXplorer™, automates the selection of the best response surface algorithm.  Using the drag and drop simplicity within Workbench™, the response surface systems are equipped with a variety of design of experiments (DOE) algorithms to efficiently and scientifically sample the design space before automatically applying state-of-the-art response surface technology to accurately model the design. The result is a highly accurate response surface, created automatically and in a fraction of the time versus other optimization solutions. That enables users to realize their most innovative designs quickly and with confidence.

The latest release of ANSYS Redhawk™ is optimized to solve the challenges inherent in 10-nanometer and smaller integrated circuit (IC) designs, including higher current density and increased reliability challenges such as electromigration failures. ANSYS 16.1 also introduces distributed machine processing, which enables simulation of the largest and most modern IC designs that can be solved fast on hardware found in typical clusters and servers.

More information about ANSYS® 16.1 and ANSYS® Enterprise Cloud™ can be found on our website at www.ansys.com.

•	ANSYS completed the acquisition of Gear Design Solutions, Inc. on July 1, 2015. Gear develops and markets a purpose-built big data platform to solve problems confronting next-generation semiconductor and electronic systems designs. Gear's system elastically scales across common compute fabrics for rapid feedback toward meaningful high-impact design changes. On-time and on-schedule delivery of robust, low-power, high-performance devices is key to the success of mobile, high-performance computing, automotive and Internet of Things electronic platforms. The combination of ANSYS' proven technologies for low-power designs and Gear's big data analytics will provide ANSYS' semiconductor and electronic systems customers with a best-in-class simulation platform that provides measurement validated accuracy for design sign-off and accelerates early design closure decisions.
•	In May 2015, ANSYS was awarded a 2015 Confirmit ACE (Achievement in Customer Excellence) Award. The Confirmit ACE Awards program celebrates outstanding achievement in Voice of the Customer and Customer Experience. ANSYS earned the Confirmit ACE Award based on its superior customer service and support.
•	The 2015 ANSYS Investor Day was held on June 2, 2015 at the Westin Southfield Detroit in conjunction with the Automotive Simulation World Congress. A copy of the 2015 Investor Day Executive Summary can be found at http://investors.ansys.com/events-and-presentations.aspx

The ANSYS IR App – now available for download on iTunes and Google Play. Want to keep track of your investment in ANSYS? Receive real-time updates when new press releases, SEC filings, events and other content are posted? Then download the ANSYS IR App for free today and you will be able to access all of this content and more online or offline – great for when you are traveling or out of the office.

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DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	June 30, 2015	March 31, 2015	June 30, 2014	March 31, 2014
Current Deferred Revenue	$ 337,420	$ 343,814	$ 334,370	$ 332,143
Current Backlog	63,350	50,694	37,895	36,753
Total Current Deferred Revenue and Backlog	$ 400,770	$ 394,508	$ 372,265	$ 368,896

Long-Term Deferred Revenue	$ 10,847	$ 12,021	$ 10,513	$ 7,460
Long-Term Backlog	62,392	71,009	57,526	60,580
Total Long-Term Deferred Revenue and Backlog	$ 73,239	$ 83,030	$ 68,039	$ 68,040

Total Deferred Revenue and Backlog	$ 474,009	$ 477,538	$ 440,304	$ 436,936

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact of this adjustment on GAAP revenue was $0.4 million for Q2 2015 and $1.0 million for YTD 2015. The expected impact of this adjustment on GAAP revenue is approximately $0.3 million for Q3 2015 and $1.4 million for FY 2015.

NON-GAAP REVENUE

ANSYS, Inc.
Q2 2015 vs. Q2 2014 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 15 vs. Q2 14 % Growth
	Q2 2015	Q2 2014	Q2 15 vs. Q2 14 % Growth	In Constant Currency

Total Lease	$78,110	$79,267	-1.5%	6.2%

Total Perpetual	62,642	62,153	0.8%	8.8%

Total Maintenance	89,981	86,781	3.7%	12.6%

Total Service	5,145	5,729	-10.2%	-1.2%

Total Q2:	$235,878	$233,930	0.8%	9.1%

ANSYS, Inc.
Q2 2015 YTD vs. Q2 2014 YTD REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2015 YTD vs. Q2 2014 YTD % Growth in Constant Currency
	Q2 2015 YTD	Q2 2014 YTD	Q2 2015 YTD vs. Q2 2014 YTD % Growth

Total Lease	$156,526	$158,851	-1.5%	5.6%

Total Perpetual	$109,525	$110,068	-0.5%	7.3%

Total Maintenance	$177,895	$169,968	4.7%	12.8%

Total Service	$10,306	$11,538	-10.7%	-1.6%

Q2 YTD	$454,252	$450,425	0.9%	8.6%

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In constant currency, total consolidated non-GAAP revenue increased 9% for the second quarter and first six months of 2015 as compared to the same periods in 2014. Overall, revenues continued to be fairly consistently spread, with 33% lease, 27% perpetual, 38% maintenance and 2% service for Q2 2015. We reported increases in both our perpetual and our lease revenue in Q2, up 9% and 6% in constant currency, respectively, for the quarter and up 7% and 6% in constant currency, respectively, for the first six months. Our maintenance business continued to grow double digits in constant currency at 13% for both Q2 2015 and YTD, and our overall maintenance renewal rates continued to be strong.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q2 2015 vs. Q2 2014 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 15 vs. Q2 14 % Growth
	Q2 2015	Q2 2014	Q2 15 vs. Q2 14 % Growth	In Constant Currency
North America	$90,844	$82,150	10.6%	10.9%

Germany	22,377	24,427	-8.4%	11.0%
United Kingdom	9,721	10,479	-7.2%	1.3%
Other Europe	39,959	45,024	-11.2%	5.6%
Total Europe	$72,057	$79,930	-9.8%	6.7%

Japan	25,873	28,007	-7.6%	8.6%
Other Gen. Int'l Area	47,104	43,843	7.4%	10.3%
Total Gen. Int'l Area	$72,977	$71,850	1.6%	9.6%

Total Q1:	$235,878	$233,930	0.8%	9.1%

ANSYS, Inc.
Q2 2015 YTD vs. Q2 2014 YTD GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2015 YTD vs. Q2 2014 YTD % Growth in Constant Currency
	Q2 2015 YTD	Q2 2014 YTD	Q2 2015 YTD vs. Q2 2014 YTD % Growth
North America	$175,779	$158,999	10.6%	10.9%

Germany	$45,638	$49,620	-8.0%	10.0%
United Kingdom	$19,076	$20,173	-5.4%	3.0%
Other Europe	$75,879	$86,137	-11.9%	3.9%
Total Europe	$140,593	$155,930	-9.8%	5.7%

Japan	$52,646	$57,131	-7.9%	7.0%
Other Gen. Int'l Area	$85,234	$78,365	8.8%	10.7%
Total Gen. Int'l Area	$137,880	$135,496	1.8%	9.1%

Q2 YTD	$454,252	$450,425	0.8%	8.6%

In North America, our performance was primarily driven by the aerospace and defense, automotive and high-tech industries. This enabled the North America region to deliver 11% constant currency growth for Q2. Organic market growth, economic improvement, fuel efficiency pressures, environmental regulation and “smart” technology are all drivers for new product development that ANSYS is serving. The performance within aerospace and defense was driven by strong performance at major accounts. Our performance in North America was further supported by a return of confidence and continued loosening of defense spending by the federal and prime defense contractor communities. Going forward, the commercial aviation industry has entered a period where it has pivoted from new aircraft development to derivative aircraft (i.e. aircraft based on an existing platform but that deliver improved performance – such as better fuel efficiency through a new engine.) Automotive manufacturers, off-highway vehicle makers and their suppliers are driving strong R&D investments due to the demand for vehicles, government regulations promoting green technologies, and consumer demand for smart electronics. ANSYS’ strength in multiphysics resonates particularly well with the needs of automotive suppliers, as multiphysics is critical in developing vehicle components and sub-systems, of which suppliers are taking an increasingly bigger role in engineering. From an electronics perspective, investments in Internet of Things (IoT) and Industrial Internet of Things (IIoT) have become crucial to high-tech companies to bolster their portfolios with wireless, cloud and automotive electronics.

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Certain areas in the U.S., mostly the southwest, as well as parts of Canada, have been negatively affected by the low price of oil which has resulted in the contraction of the oil and gas business. Sales hiring, pipeline building and customer engagement activities in North America remain strong, as demand for innovation continues to drive simulation investments across a broad array of industries. Additionally, we continued to see increased interest from our leading customers to expand their enterprise deployments of ANSYS’ platform and technologies. This is being driven by their own internal initiatives to accelerate the pace of innovation and to increase information technology efficiency within their global organizations and supply chains.

Europe on whole delivered 7% growth in constant currency, reflective of continued economic and geo-political challenges across the region, combined with early improvements from ongoing sales hiring initiatives and stronger channel partner performance as compared to the first quarter of 2015. Consistent with Q1 of 2015, Germany was comparatively the strongest market. This was offset by slower new business growth in France and continued weakness in our Russian business. From an industry perspective, we saw strength mostly from automotive and industrial equipment companies, with aerospace and electronics also contributing. Similar to North America, organic market growth, economic improvement, fuel and machine efficiency and environmental regulation are the drivers for new product development. European automotive companies, who are competing in the high-growth U.S. market, are making major investments in developing advanced technologies and are increasingly in need of engineers and engineering tools that can work across multiple disciplines to integrate complex systems. Similar to certain areas in North America, low oil prices have resulted in the contraction of the oil and gas business in Europe, as has the commodity oversupply coupled with the slowdown in China, which is affecting the whole industry.

The sales hiring initiatives in Europe continued to be a major focus, along with an emphasis on continued pipeline building. Solid customer renewal rates in Europe remained intact. Europe will be an important area of focus for the Company throughout the remainder of 2015 as we continue our efforts around sales and customer engagement initiatives to drive the near- and longer-term growth opportunity that we believe exists.

General International Area (GIA) overall delivered 10% constant currency growth for the second quarter and continued to perform largely in line with our expectations. In the second quarter, we experienced double-digit revenue growth in India, driven by a combination of continued sales and channel execution. China, Korea and Taiwan also delivered double-digit growth in the quarter. However, we continued to experience slower growth in the Chinese state-owned enterprises. Investments by high-tech, aerospace and defense, and automotive electronics companies drove the performance. We had notable success in the automotive supply chain in Japan, led by improvements in our fluids technology and our solver leadership. The aerospace and defense sector showed growth overall due to buoyant domestic aerospace spending in China, India’s strong domestic space program, and the “Made in India” manufacturing initiative. We also saw momentum in consumer electronics companies investing heavily in R&D with a clear focus on wireless, mobile and IoT hot trends. We remain confident that all of the changes in sales leadership and investments in internal sales improvement initiatives that we have made will continue to deliver solid results in this geography. The focus on expanding our channel partner network in the region, finding new and complementary ways to better address the market opportunity, and to increase sales capacity and productivity are ongoing critical initiatives in 2015.

ANSYS CUSTOMER EVENTS IN Q2

Automotive industry visionaries and innovators from Ford Motor Co., Nissan Motor Co., Cummins Inc., TRW Automotive Holdings Corp., CIMdata Inc., Amazon Web Services Inc., Intel Corp. and many others met in Detroit on June 2-3 for the Automotive Simulation World Congress, hosted by ANSYS, to share the latest insights, perspectives and applications in automotive simulation. The Automotive Simulation World Congress featured dynamic plenary sessions, technical talks, exhibits, case studies and the latest simulation technology advances, showcasing the unique ways companies leverage solutions from ANSYS to rapidly innovate and solve challenging engineering problems. Attendees heard from industry giants about trends, challenges and best practices for breakthrough automotive simulations, and took part in dynamic sessions on vehicle body, interior, chassis, electrification and electronics.  Other current topics such as aerodynamics, engine combustion, structural durability, systems engineering and embedded software were also covered.

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ANSYS User Group Meetings (UGMs) took place around the globe in Q2, with over 10,000 customers attending over 40 events. The global Convergence Conference series, presented by ANSYS, brought together industry visionaries to share the latest trends, best practices and applications in engineering simulation. Over the course of the second quarter, customer speakers from such industry leaders as Airbus, AREVA, BMW, Daimler AG, John Deere, Mars and Volkswagen all shared their simulation successes, as well as important lessons learned. The Convergence Conferences featured panel discussions, workshops, breakout sessions and case studies, as well as valuable simulation insights showcasing the unique ways companies are leveraging solutions from ANSYS to solve complex engineering problems. For example, presenters discussed such diverse topics as using simulation to create longer-lasting batteries and to study valve motion in the human heart.

ANSYS had a strong showing at the ASME Turbo Expo (aka “IGTI” - International Gas Turbine Institute) Conference and Trade Show in Montreal, Canada, June 15 -19, 2015. As the most important annual international turbomachinery conference and exhibition, the conference drew over 3,000 attendees from around the world. This event is an important venue for ANSYS, as many of our customers are in attendance, allowing for interaction with managers and decision makers/influencers. It is also an opportunity to build new customer relationships and strengthen our technical credibility through demonstrations, discussions, presentations and a booth presence. Turbo is a main application for many of our large clients and continues to grow and play an important role in all major industries: aerospace (aircraft and rocket engines), automotive (turbochargers), chemical process (pumps and compressors), oil and gas (compressors and turbines), energy (compressors and turbines), HVAC (fans, blowers, compressors), etc. Business is good in most turbo sectors, but in particular for large commercial aircraft, combined cycle power plants and automotive.

INCOME STATEMENT HIGHLIGHTS

Q2 2015 MARGINS AND OUTLOOK: The respective non-GAAP gross and operating margins were 88.4% and 47.1%, respectively, for the second quarter and 88.3% and 47.2 % for the first six months of 2015. The Company’s Q2 margins included approximately $1.2 million of charges related to organizational changes that primarily occurred in Europe.

Looking ahead into Q3 2015, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% and a non-GAAP operating margin of approximately 48%. Our current outlook for FY 2015 assumes a non-GAAP gross profit margin of 88% and a non-GAAP operating margin of 47% - 48%.

Q2 2015 TAX RATE AND OUTLOOK: Our Q2 non-GAAP effective tax rate was 30.1% and our GAAP rate was 28.6%. Our YTD non-GAAP effective tax rate was 31.1% and the YTD GAAP rate was 29.7%.

Looking ahead into the second half of 2015, we are forecasting an effective tax rate of 30% - 31% for the third quarter and an effective tax rate of 32.5% - 33.5% for the fourth quarter. Consistent with the expectation outlined in the most recent Prepared Remarks, we continue to expect a FY 2015 effective tax rate in the range of 31% - 32%. However, we now expect the effective tax rate to be in the upper half of this range.

The increase in the fourth quarter tax rate as compared to the first three quarters relates to the expiration of tax benefits related to the restructuring of our Japan subsidiaries in 2010. The Company has planned tax strategies to help mitigate the impact of these lost benefits; however, the execution of those strategies is being delayed pending the results of the Organization for Economic Cooperation and Development’s project on base erosion and profit shifting and the effect it will have on those strategies.

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BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $841.2 million as of June 30, 2015, of which 71% is held domestically.
•	Cash flows from operations were $66.4 million for the second quarter of 2015, as compared to $79.8 million in Q2 2014. Cash flows from operations were $180.5 million for the first six months of 2015 as compared to $211.5 million for the first six months of 2014. Cash flow from operations in the 2014 period included a $26.8 million tax refund that did not recur in 2015.
•	Consolidated net DSO of 36 days.
•	Capital expenditures totaled $4.1 million for the second quarter of 2015 and $7.7 million for YTD 2015. We are currently planning on total 2015 capital expenditures in the range of $20 - $25 million.

SHARE COUNT AND SHARE REPURCHASE

We had 91.7 million fully diluted weighted average shares outstanding in Q2. In line with our commitment to return capital to stockholders, we repurchased 36,200 shares during Q2 at an average price of $85.32 per share and have repurchased 1.54 million shares YTD at an average price of $83.42. As of June 30, 2015, the Company had 4.4 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 91.5 - 92.0 million fully diluted shares outstanding for Q3 2015 and for FY 2015.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Cost of Sales:
Software Licenses	$182	$498	$375	$799
Maintenance & Service	$486	$547	$902	$1,038

Operating Expenses:
SG&A	$4,722	$4,769	$8,789	$8,246
R&D	$3,640	$4,351	$6,795	$7,547

Total Expense Before Taxes	$9,030	$10,165	$16,861	$17,630
Related Income Tax Benefits	($2,911)	($2,804)	($5,729)	($4,860)
Expense, Net of Taxes	$6,119	$7,361	$11,132	$12,770

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2014: The 2015 second quarter revenue and operating income were unfavorably impacted by currency fluctuations of $19.3 million and $10.9 million, respectively. The 2015 YTD revenue and operating income were unfavorably impacted by currency fluctuations of $34.8 million and $19.6 million, respectively.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for Q3 2015 and Q4 2015 are 1.09 – 1.12 for the Euro, 1.55 – 1.58 for the British Pound and 122 – 125 for the Japanese Yen. These assumptions translate to FY 2015 currency rate assumptions of 1.10 – 1.12 for the Euro, 1.54 – 1.55 for the British Pound and 121 – 123 for the Japanese Yen. These rates compare to those provided with our previous FY 2015 guidance of 1.10 – 1.13 for the Euro, 1.50 - 1.53 for the British Pound and 118 – 121 for the Japanese Yen.

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OUTLOOK

Q3 and FY 2015 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the second quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q3 2015. We are currently forecasting non-GAAP revenue in the range of $232.0 - $240.0 million and GAAP revenue in the range of $231.7 - $239.7 million; non-GAAP diluted EPS in the range of $0.85 - $0.89 and GAAP diluted EPS in the range of $0.68 - $0.72.

We are updating our previous outlook for the full year of 2015 to reflect a narrowing of our revenue range, a slightly higher tax rate, further weakening of the Japanese Yen and the acquisition of Gear. Our updated outlook includes non-GAAP revenue in the range of $948.0 - $964.0 million, and GAAP revenue in the range of $946.6 - $962.6 million. Our non-GAAP diluted EPS outlook for FY 2015 is in the range of $3.37 - $3.45, and we expect GAAP diluted EPS in the range of $2.69 - $2.79.

This outlook also factors in actual and planned increases in sales and channel capacity, other headcount additions, and our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

CLOSING COMMENTS

The first half of 2015 has been a solid one for ANSYS. We have focused heavily on sales hiring and pipeline building initiatives to set the foundation for continued growth in the second half. As we progress through 2015, the emphasis will be a focus on continued execution and technological differentiation. Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees. We are also broadening our portfolio and expanding our channel partner network, enabling us to grow and expand our long-term engineering simulation opportunity across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2015, FY 2015 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015.

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended

	June 30, 2015				June 30, 2014

	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$235,485	$393	(1)	$235,878	$232,375	$1,555	(4)	$233,930
Operating income	86,495	24,495	(2)	110,990	83,532	27,535	(5)	111,067
Operating profit margin	36.7%			47.1%	35.9%			47.5%
Net income	$62,335	$15,798	(3)	$78,133	$63,036	$18,509	(6)	$81,545
Earnings per share - diluted:
Diluted earnings per share	$0.68			$0.85	$0.67			$0.86
Weighted average shares - diluted	91,726			91,726	94,338			94,338

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $14.8 million of amortization expense associated with intangible assets acquired in business combinations, $9.0 million of stock-based compensation expense, the $0.4 million adjustment to revenue as reflected in (1) above and $0.3 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.7 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $15.2 million of amortization expense associated with intangible assets acquired in business combinations, $10.2 million of stock-based compensation expense, the $1.6 million adjustment to revenue as reflected in (4) above and $0.6 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.0 million.

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ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Six Months Ended

	June 30, 2015				June 30, 2014

	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$453,266	$986	(1)	$454,252	$447,646	$2,779	(4)	$450,425
Operating income	166,553	47,628	(2)	214,181	162,594	50,636	(5)	213,230
Operating profit margin	36.7%			47.2%	36.3%			47.3%
Net income	$118,467	$30,480	(3)	$148,947	$119,578	$33,887	(6)	$153,465
Earnings per share - diluted:
Diluted earnings per share	$1.29			$1.62	$1.26			$1.62
Weighted average shares – diluted	91,933			91,933	94,644			94,644

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $29.2 million of amortization expense associated with intangible assets acquired in business combinations, $16.9 million of stock-based compensation expense, the $1.0 million adjustment to revenue as reflected in (1) above and $0.6 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $17.1 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $29.3 million of amortization expense associated with intangible assets acquired in business combinations, $17.6 million of stock-based compensation expense, the $2.8 million adjustment to revenue as reflected in (4) above and $0.9 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $16.7 million.

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USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP measures regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation and a reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure are described below and in the preceding tables.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting as well as comparability with competitors' operating results.

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Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com

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